EXHIBIT 99.1


News
For Immediate Release                                 SILGAN HOLDINGS INC.
                                                      4 Landmark Square
                                                      Suite 400
                                                      Stamford, CT  06901

                                                      Telephone: (203) 975-7110
                                                      Fax:       (203) 975-7902


                                                          Contact:
                                                          Anthony J. Allott
                                                          (203) 406-3160



          SILGAN HOLDINGS NAMES ROBERT B. LEWIS CHIEF FINANCIAL OFFICER

STAMFORD, CT, August 16, 2004 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of consumer goods packaging products, today announced that Robert B. Lewis has been appointed Executive Vice President and Chief Financial Officer. As previously announced, concurrent with the successful completion of the CFO search, Anthony J. Allott, the incumbent Chief Financial Officer, has been promoted to President succeeding Greg Horrigan who will continue in his Co-CEO role with Phil Silver and will now join Mr. Silver as Co-Chairman of the Board. All appointments are effective August 16, 2004.

Phil Silver and Greg Horrigan founded Silgan Holdings in 1987 and have served as Co-CEO's since the Company's founding. They said, "We are grateful to have the talents of Tony Allott and Bob Lewis to bring to the opportunities we see ahead for Silgan. With their combination of experience and energy, we believe that they will be instrumental in continuing to build the Silgan franchise. This promotion will allow Tony the opportunity to spend more time on operating


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August 16, 2004
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matters,  as well as, continue his participation in the collaborative  executive office process that has been a hallmark of Silgan Holdings since its beginning".

Tony Allott, age 40, has been Silgan Holdings' Executive Vice President and Chief Financial Officer since May 2002. Prior to joining Silgan, Mr. Allott was Senior Vice President and Chief Financial Officer of Applied Extrusion Technologies, Inc., or AET, since July 1996. From July 1994 until July 1996, Mr. Allott was Vice President and Treasurer of AET. From 1992 until July 1994, Mr. Allott was Corporate Controller and Director of Financial Reporting of Ground Round Restaurants. Prior to that, Mr. Allott was a certified public accountant with Deloitte & Touche LLP.

Bob Lewis, age 40, brings over seventeen years of corporate finance experience principally in manufacturing related industries. Most recently, Mr. Lewis served as Senior Vice President, Chief Financial Officer of Velocity Express, a leading provider of time critical logistics solutions in North America. Previously, he held a series of senior executive positions at Moore Corporation Limited, initially as Executive Vice President, Chief Financial Officer and later as President of Business Communication Services, one of the Company's operating divisions. Prior to joining Moore, Mr. Lewis served as Executive Vice President, Chief Financial Officer of Walter Industries and World Color Press, Inc.
Previously, Mr. Lewis held senior management roles at L.P. Theabult, a U.S.-based commercial printer.

Silver and Horrigan added, "For some time, we have been in regular communication with the Board of Directors regarding a plan for orderly executive management succession at Silgan. It is our plan with the Board's full support to continue in the Co-CEO role. When we are assured of


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SILGAN HOLDINGS
August 16, 2004
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an orderly  succession,  then it would be our  intention to  relinquish  the CEO responsibility and continue to serve as non-executive Co-Chairmen of Silgan Holdings."

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Silgan  Holdings is a leading  North  American  manufacturer  of consumer  goods packaging products with annual sales of approximately $2.3 billion in 2003. Silgan operates 60 manufacturing facilities in the U.S. and Canada. In North America, the Company is the largest supplier of metal containers for food products and a leading supplier of plastic containers for personal care products and of metal and plastic closures for food and beverage products.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Such forward looking statements are made based upon management's expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company's Annual Report on Form 10-K for 2003 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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